Exhibit 10.6
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This First Amendment (“Amendment”) to the Second Amended and Restated Employment Agreement dated December 10, 2021 (the “Agreement”) between Christopher J. Kuehl (the “Executive”) and AGNC Mortgage Management, LLC, a Delaware limited liability company (the “Company”), is entered into as of January 31, 2023 (“Effective Date”).
W I T N E S S E T H:
    WHEREAS, the Company and the Executive are parties to the Agreement and wish to enter into this Amendment to revise certain terms and conditions of the Agreement on and after the Effective Date;
    WHEREAS, it is in the interests of the Company that the Executive’s services continue to be available to the Company; and
    WHEREAS, it is a condition to the Executive’s continued employment by the Company that the Executive execute and deliver this Amendment, and in order to induce the Executive to continue the Executive’s employment, the Company has agreed to provide the Executive with the rights and benefits described more fully herein.
    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Paragraph 4(b) of the Agreement is amended and restated in its entirety to read as follows:
(b)    Annual Cash Bonus. With respect to each calendar year during the Employment Period, the Executive shall be eligible to earn an annual cash bonus. The actual annual bonus may range from 0% up to 200% of a target value (the “Target Annual Bonus Amount”), based on the level of achievement of specified performance measures and goals set by the Compensation Committee (in consultation with the Chief Executive Officer of the Company) for such calendar year (the “Annual Performance Goals”). For performance in calendar year 2023 and each calendar year thereafter, the Target Annual Bonus Amount shall be no less than $2,700,000. The Compensation Committee (in consultation with the Chief Executive Officer of the Company), in its reasonable judgment, shall determine the weightings of each performance measure and a threshold, target and maximum performance goal for each measure no later than ninety (90) days after the beginning of each calendar year. To the extent that specified performance measures and goals apply to other executives of the Company, the threshold, target and maximum levels associated with such specified performance measures and goals will apply to the Executive in the same manner as they apply to such other executives. Subject to the provisions of paragraph 6, the Executive must be employed on the date on which the annual cash bonus is paid in order to receive payment of any such annual cash bonus pursuant to this subparagraph 4(b). Any annual cash bonus earned pursuant to this subparagraph 4(b) shall be paid to the Executive by March 15 of the calendar year following the calendar year to which such annual cash bonus relates.
2.Paragraph 4(c) of the Agreement is amended and restated in its entirety to read as follows:
    (c)    Long-Term Incentive Awards. During the first quarter of calendar year 2023, and during the first quarter of each calendar year thereafter, subject to approval by the Board, AGNC shall grant the Executive a long-term incentive award with an aggregate target fair value no less than $2,430,000 (the “Target Annual LTIA”). 50% of the Target Annual LTIA (the “Performance-Based Award”) shall vest based upon the achievement of certain specified performance metrics (as determined by the Compensation Committee in its reasonable judgment) (the “Performance-Based Metrics”) measured over a three-year performance period with the amount of shares and the associated performance targets specified at or before the grant date of the

Exhibit 10.6
award. If the Performance-Based Metrics are exceeded (as determined by the Compensation Committee in its reasonable judgment), the Executive may earn up to 200% of the target number of shares underlying the Performance-Based Award. The remaining 50% of the Target Annual LTIA that does not have Performance-Based Metrics shall vest over a three-year period, with 1/3 of such portion vesting following each of the first, second and third anniversaries of the grant date. Notwithstanding the foregoing, each Target Annual LTIA shall be subject to the terms and conditions of the Equity Plan and the applicable award agreement(s) to be entered into between AGNC and the Executive, which shall be consistent with the terms hereof. In the event that AGNC cannot grant the Target Annual LTIA to the Executive during any such calendar year, AGNC shall instead provide a cash award to the Executive with an equivalent fair value and under equivalent vesting terms, which shall be subject to the terms and conditions of an applicable award agreement to be entered into between AGNC and the Executive (as approved by the Compensation Committee).
3.Article 4 of the Agreement is amended by deleting the last sentence of Paragraph (a) thereof and adding a Paragraph (i) thereto as follows:
(i)     With respect to periods commencing on and after January 1, 2024, the Compensation Committee in consultation with the Chief Executive Officer shall review Executive’s Base Salary, Target Annual Bonus Amount, and Target Annual LTIA (each, a “Target Pay Element”) from time to time and may, in its sole discretion, increase the amount of one or more of the Target Pay Elements; provided, however, that the amount of each Target Pay Element (at target) shall not be lowered from the amount then in effect from time to time.
4.Effect on Agreement. Other than as specifically amended herein, the Agreement shall remain in full force and effect.
5.Complete Agreement. This Amendment together with the Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof.
6.Counterparts. This Amendment may be executed in one or more counterparts (including electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
7.Choice of Law. This Amendment shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Maryland. The Company and the Executive agree that the state and federal courts located in the State of Maryland shall have jurisdiction in any action, suit or proceeding based on or arising out of this Amendment and the Company and the Executive hereby: (a) submit to the personal jurisdiction of such courts, (b) consent to service of process in connection with any action, suit or proceeding and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

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Exhibit 10.6
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

AGNC MORTGAGE MANAGEMENT, LLC

By:	/s/ Peter Federico
Name:	Peter Federico
Title:	President and Chief Executive Officer

EXECUTIVE
/s/ Christopher Kuehl

Christopher Kuehl